Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation in this Registration Statement on Form SB-2 of our reports dated February 2, 2004, on our audits of the financial statements of Festive World LLC as of December 17, 2003 and December 31, 2002 and for the period January 1, 2003 to December 17, 2003 and the year ended December 31, 2002 and our audit of the financial statements of Castle & Morgan Holdings, Inc. as of December 31, 2003 and for the period from December 18, 2003 to December 31, 2003. We also consent to the reference to our firm under the caption "Experts".



/s/ Sherb & Co., LLP


New York, New York
February 5, 2004